Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Annette Busateri
+ 1 414.906.7490
Annette.Busateri@manpowergroup.com

Jonas Prising elected ManpowerGroup CEO;
Jeffrey Joerres named Executive Chairman both effective May 1, 2014

MILWAUKEE (11 FEBRUARY 2014) –ManpowerGroup (NYSE: MAN) today announced that its board of directors has elected Jonas Prising to serve as the company’s fourth chief executive officer (CEO) effective May 1, 2014, and has been nominated to join the board of directors. Prising is currently ManpowerGroup president and executive vice president for the Americas and Southern Europe. Joerres will assume the role of executive chairman upon Prising’s appointment.

“Jonas has successfully led several of ManpowerGroup’s key businesses over his fifteen years with the company. He started as the head our European sales organization and then built our business in Italy, which is now over $1B in revenue, while also leading the successful first global rebranding of our company. Most recently, Jonas has served as president and EVP of the Americas and Southern Europe, while leading our global Right Management and ManpowerGroup Solutions businesses,” said Joerres. “ManpowerGroup has a long tradition of internally developing our CEOs and I am proud that we have someone of Jonas’ caliber and expertise to lead the company. Jonas’ deep industry knowledge, client first approach and strategic vision will enable us to continue to grow ManpowerGroup and deliver world class results. Jonas is a true global citizen; a native of Sweden, he has lived in nine countries across Asia, Europe and North America and speaks five languages.  ManpowerGroup will benefit not only from Jonas’ global perspective but his leadership and passion for our clients, our associates and our people.”

Ed Zore, lead director of ManpowerGroup’s board of directors, stated, “The board appreciates Jeff’s leadership in developing executive talent and managing a rigorous succession planning process. After careful consideration, the board strongly endorses and is confident that Prising is the right CEO to move the organization forward and we are pleased to see ManpowerGroup continue its legacy of internal succession.

“I am honored and proud to continue to build on the strong foundation that Jeff has established. His strategic vision, thought leadership, innovation, business acumen and personal leadership have firmly positioned ManpowerGroup as a global leader in our industry,” said Prising. “Our company and management team is the strongest it has ever been. I am confident that we will continue to deliver innovation and the results our shareholders, clients and candidates expect.”

Joerres became ManpowerGroup’s chief executive officer in 1999 and was named chairman of the board in 2001. During his tenure, Joerres transformed ManpowerGroup from an $8B temporary staffing company, operating in 50 countries with one brand, to a $20B+ global provider of innovative workforce solutions operating in 80 countries under three brands – Manpower, Experis and Right Management.

As executive chairman, Joerres will be actively involved in the business with particular focus on clients and external relationships.

About ManpowerGroup

ManpowerGroup™ (NYSE: MAN) is the world leader in innovative workforce solutions that ensure the talent sustainability of the world’s workforce for the good of companies, communities, countries, and individuals themselves. Specializing in solutions that help organizations achieve business agility and workforce flexibility, ManpowerGroup leverages its 65 years of world of work expertise to create the work models, design the people practices and access the talent sources its clients need for the future. From staffing, recruitment, workforce consulting, outsourcing and career management to assessment, training and development, ManpowerGroup delivers the talent to drive the innovation and productivity of organizations in a world where talentism is the dominant economic system. Every day, ManpowerGroup connects more than 630,000 people to work and builds their experience and employability through its relationships with 400,000 clients across 80 countries and territories. ManpowerGroup’s suite of solutions is offered through ManpowerGroup™ Solutions, Manpower®, Experis™ and Right Management®. ManpowerGroup was named one of the World’s Most Ethical Companies for the third consecutive year in 2013, confirming our position as the most trusted brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible at www.manpowergroup.com. Follow ManpowerGroup Chairman and CEO Jeff Joerres on Twitter: Twitter.com/manpowergroupjj